Exhibit 4.2

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND, ACCORDINGLY MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNTIL IT HAS BEEN SO REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). The holder of this Note may, upon request, obtain from the Company the Note’s issue price, issue date, amount of OID and yield to maturity by contacting the Chief Financial Officer of the Company at 1301 McKinney Street, Suite 2850, Houston, TX 77010, Telephone: 713-595-1900, Fax: 713-595-1900.

ZAZA ENERGY CORPORATION

8.00% SENIOR SECURED NOTE DUE FEBRUARY 21, 2017

No. R-[ ]	[Date]
$[ ]	CUSIP: 98919T AA8

FOR VALUE RECEIVED, the undersigned, ZAZA ENERGY CORPORATION (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                    ] DOLLARS on February 21, 2017, with interest (computed on the basis of a 360-day year and actual days elapsed, which will result in more interest being paid than if computed on the basis of a 365-day year) (a) on the unpaid principal balance hereof at the rate per annum specified in the Agreement (as defined below) from the date hereof until the principal hereof shall have become due and payable, payable in the manner and on the dates set forth in the Agreement, and (b) at a rate per annum from time to time equal to the Default Rate (as defined in the Agreement referred to below) (i) on any overdue payment of interest, and (ii) following the occurrence and during the continuance of an Event of Default (as defined in the Agreement), on the unpaid balance of the principal amount, any overdue payment of interest, and any overdue payment of any Premium or other prepayment consideration, in the case of each of clause (i) or clause (ii), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Except as otherwise provided in paragraph 13A of the Agreement, cash payments of principal of, interest on and any Premium or other prepayment consideration payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, N.A. in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of the Notes (herein called the “Notes”) issued pursuant to a Securities Purchase Agreement, dated as of February 21, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between the Company and each of the Purchasers named therein and is entitled to the benefits thereof. Capitalized terms used in this Note and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Company agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

This Note is secured by, and entitled to the benefits of, the Collateral Documents (as defined in the Agreement).

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

ZAZA ENERGY CORPORATION, a Delaware corporation

By:
Name:
Title: